As filed with the Securities and Exchange Commission on March 23, 2004.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VYYO INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	94-3241270 (I.R.S. Employer Identification No.)

4015 Miranda Avenue, First Floor

Palo Alto, California 94304

(650) 319-4000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Principal Executive Offices)

Second Amended and Restated 2000 Employee and Consultant Equity Incentive Plan

2000 Employee Stock Purchase Plan

(Full Title of the Plans)

Davidi Gilo

Chief Executive Officer

Vyyo Inc.

4015 Miranda Avenue, First Floor

Palo Alto, California 94304

(Name and Address of Agent for Service)

(650) 319-4000

(Telephone Number, including Area Code, of Agent for Service)

Copy to:

Lonnie Goldman, Esq.

Deputy General Counsel

Vyyo Inc.

4015 Miranda Avenue, First Floor

Palo Alto, California 94304

(650) 319-4000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Second Amended and Restated 2000 Employee and Consultant Equity Incentive Plan, Common Stock, par value $0.0001 per share	649,852	$6.31	(2)	$4,100,567	$520

2000 Employee Stock Purchase Plan, Common Stock, par value $0.0001 per share	100,000	$6.31	(2)	$631,000	$80

Total	749,852	N/A		$4,731,567	$600

(1)	This Registration Statement shall also cover any additional shares of Common Stock which may become issuable under the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933 (the “Securities Act”) on the basis of the average of the high and low sale prices for a share of common stock of Vyyo Inc. as reported on the Nasdaq National Market on March 18, 2004.

The Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

Pursuant to Instruction E to Form S-8, the Registrant hereby incorporates by reference the contents of Registrant’s Registration Statement on Form S-8 (File No. 333-55958), filed on February 21, 2001, the contents of Registrant’s Registration Statement on Form S-8 (File No. 333-67070), filed on August 9, 2001, the contents of Registrant’s Registration Statement on Form S-8 (File No. 333-86878), filed on April 24, 2002, and the contents of Registrant’s Registration Statement on Form S-8 (File No. 333-105216), filed on May 14, 2003.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

ITEM 1.    PLAN INFORMATION*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

*         The document(s) containing the information specified in Part I of Form S-8 have been or will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

Vyyo Inc. (the “Company” or the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission on February 24, 2004, which contains audited financial statements for the year ended December 31, 2003, Registrant’s latest fiscal year for which such statements have been filed.

(b) The description of the Registrant’s Common Stock contained in Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on April 3, 2000, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration. Statement and to be a part hereof from the date of filing of such documents. Statements contained in this Registration Statement or in a document incorporated by reference may be modified or superseded by later statements in this Registration Statement or by statements in subsequent documents incorporated by reference, in which case you should refer to the later statement.

ITEM 4.    DESCRIPTION OF THE SECURITIES

Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

For purposes of this Registration Statement, Lonnie Goldman is giving his opinion on the validity of shares being registered. As of the date of this Registration Statement, Mr. Goldman is the Deputy General Counsel of the Company.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102 of the Delaware General Corporation Law, or the DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith,engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, agent or employee of the Company or is or was serving at the Company’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies to actions brought by or in the right of the Company as well in certain circumstances.

The Company’s Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

-	for any breach of the director’s duty of loyalty to the Company or its stockholders;

-	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

-	under section 174 of the DGCL regarding unlawful dividends and stock purchases; or

-	for any transaction from which the director derived an improper personal benefit.

The	Company’s bylaws provide that:

-	we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

-	we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our board of directors; and

-	we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware Law.

The indemnification provisions contained in our certificate of incorporation and bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of this status.

In addition to the indemnification provided for in our bylaws, we have entered into agreements to indemnify our directors and executive officers. These agreements, among other things, will provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of the person’s services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

ITEM  7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM  8. EXHIBITS

See Index to Exhibits.

ITEM  9. UNDERTAKINGS

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and, the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 23rd day of March, 2004.

VYYO INC.

By:	/s/ DAVIDI GILO

Davidi Gilo, Chief Executive Officer and Chairman of the Board

Each person whose signature appears below hereby constitutes and appoints Davidi Gilo, Lonnie Goldman and Andrew P. Fradkin, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DAVIDI GILO Davidi Gilo	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 23, 2004

/s/ ARIK LEVI Arik Levi	Chief Financial Officer (Principle Financial and Accounting Officer)	March 23, 2004

/s/ LEWIS S. BROAD Lewis S. Broad	Director	March 23, 2004

/s/ NEILL S. BROWNSTEIN Neill S. Brownstein	Director	March 23, 2004

/s/ AVRAHAM FISCHER Avraham Fischer	Director	March 23, 2004

/s/ JOHN P. GRIFFIN John P. Griffin	Director	March 23, 2004

/s/ SAMUEL L. KAPLAN Samuel L. Kaplan	Director	March 23, 2004

/s/ ALAN L. ZIMMERMAN Alan L. Zimmerman	Director	March 23, 2004

EXHIBIT INDEX

Exhibit Number

5.1	Opinion of Lonnie Goldman, Esq., Deputy General Counsel of Vyyo Inc.

10.1	Second Amended and Restated 2000 Employee and Consultant Equity and Incentive Plan (filed as Exhibit 10.6 to the Vyyo Inc. Registration Statement on Form S-8, file no. 333-67070, and incorporated herein by reference).

10.2	2000 Employee Stock Purchase Plan (filed as Exhibit 10.5 to the Vyyo Inc. Registration Statement on Form S-8, file no. 333-37804, and incorporated herein by reference).

10.3	Amendment to 2000 Employee Stock Purchase Plan, adopted on November 14, 2000 (filed as Exhibit 10.6 to the Vyyo Inc. Annual Report on Form 10-K for the year ended December 31, 2000, filed on February 16, 2001, and incorporated herein by reference).

23.1	Consent of Kesselman & Kesselman CPAs (ISR), a member of PricewaterhouseCoopers International Limited, Independent Auditors.

23.2	Consent of Lonnie Goldman, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).